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                                                                    EXHIBIT 23.1

                         Independent Auditors' Consent

The Board of Directors
Efficient Networks, Inc.:

     We consent to incorporation by reference in the registration statements on Form S-3 (No. 333-41848 and 333-41852) and the registration statements on Form S-8 (Nos. 333-33036, 333-45454, 333-46128, 333-46130 and 333-46132) of
Efficient Networks, Inc. of our reports dated July 18, 2000, related to the consolidated balance sheets of Efficient Networks, Inc. and subsidiaries as of June 30, 2000 and 1999 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows and related schedule for each of the years in the three-year period ended June 30, 2000, which reports appear in the June 30, 2000 Annual Report on Form 10-K of Efficient Networks, Inc.

                                             KPMG LLP

Dallas, Texas
September 19, 2000